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                                                                 Exhibit 12


             AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
            Computation of Ratio of Earnings to Fixed Charges
                               (Unaudited)



                                                         Six Months Ended
                                                             June 30,
                                                        2003          2002
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $277,032      $241,546
  Interest expense                                     279,841       275,820
  Implicit interest in rents                             9,034         8,449

Total earnings                                        $565,907      $525,815


Fixed charges:
  Interest expense                                    $279,841      $275,820
  Implicit interest in rents                             9,034         8,449

Total fixed charges                                   $288,875      $284,269


Ratio of earnings to fixed charges                        1.96          1.85